Exhibit 99.1

BioSpecifics Technologies Corp. Reports Fourth Quarter and Full Year 2009 Financial Results

LYNBROOK, NY – March 10, 2010 - BioSpecifics Technologies Corp. (NASDAQ: BSTC), a biopharmaceutical company developing first in class collagenase-based products, today announced its financial results for the fourth quarter and full year ended December 31, 2009.

“2009 was a great year for XIAFLEX, highlighted by the recent FDA approval for the treatment of Dupuytren’s contracture and its commercial availability on March 8th. We believe the drug has strong market potential as the first and only FDA-approved nonsurgical treatment for patients suffering from this debilitating condition of the hand,” said Thomas Wegman, President of BioSpecifics. “We have spent many years dedicated to bringing this drug to the market, and we are very much looking forward to its commercial success now that it’s available to patients. We also look forward to the further clinical development of XIAFLEX for Peyronie’s disease and frozen shoulder as well as additional promising indications.”

Financial Results

The Company reported a net loss of $0.5 million for the quarter ended December 31, 2009, or $0.09 per share on a basic and fully diluted basis, compared to a net income of $5.2 million or $0.87 per share basic and $0.75 per share on a fully diluted basis, for the same period in 2008. For the full year ended December 31, 2009, the Company reported a net loss of $2.0 million, or $0.32 per share on a basic and fully diluted basis, compared to a net income of $3.7 million, or $0.64 per share basic and $0.55 per share on a fully diluted basis for 2008.

Revenue for the fourth quarter of 2009 was $0.8 million, compared to $7.2 million for the same period in 2008. For the full year ended December 31, 2009, revenue was $3.2 million, compared to $8.4 million in 2008. The decrease in revenue in the 2009 period was mainly due to a sublicense fee of $6.4 million recognized in the fourth quarter of 2008.

Research and development expenses for the fourth quarter of 2009 were $0.1 million, compared to $0.2 million for the same period in 2008. For the year ended December 31, 2009, research and development expenses were $0.5 million, compared to $0.4 million in 2008. The increase in research and development expense was primarily due to certain employee costs, which were reimbursable under the Company’s agreement with DFB Biotech, Inc. and its affiliates (“DFB”) until October 2008 and stock-based compensation expense partially offset by decreases in external study development costs.

General and administrative expenses for the fourth quarter of 2009 and 2008 were essentially unchanged at $1.3 million. For the year ended December 31, 2009, general and administrative expenses were $4.8 million, compared to $4.2 million in 2008. The increase in general and administrative expenses were primarily due to outside consulting services, certain facility costs which were reimbursable under the DFB agreement until October 2008, employee costs, legal fees and board member service partially offset by a decrease in patent related fees and stock-based compensation expense.

As of December 31, 2009, BioSpecifics held cash, cash equivalents and investments of $8.5 million, compared to $4.4 million on December 31, 2008.

2009 and Recent Corporate Highlights

On March 8, 2010, the Company’s strategic partner Auxilium Pharmaceuticals, Inc. (“Auxilium”) announced that XIAFLEX™ was available by prescription in the United States for the treatment of adult Dupuytren's contracture patients with a palpable cord.

On February 17, 2010, Auxilium announced the list price to distributors of XIAFLEX as $3,250 per vial and stated that it anticipates that Dupuytren’s contracture patients treated with XIAFLEX will have 1.5 cords treated, on average, and that each cord will be treated with an average of 1.1 vials of XIAFLEX.

On February 2, 2010, Auxilium received marketing approval from the U.S. Food and Drug Administration (FDA) for XIAFLEX for treatment of Dupuytren’s contracture in adult patients with a palpable cord. As a result, BioSpecifics will receive a $1.0 million milestone payment from Auxilium.

On January 21, 2010, BioSpecifics’ partner Auxilium announced that Pfizer Inc. received notification from the European Medicines Agency that the Marketing and Authorization Application for XIAFLEX for the treatment of Dupuytren’s contracture commenced. As a result, BioSpecifics will receive a $1.3 million milestone payment from Auxilium.

On December 16, 2009, the Company reported results from a Phase 2b clinical trial of XIAFLEX for the treatment of Peyronie’s disease conducted by Auxilium. Overall, XIAFLEX demonstrated a statistically significant change compared to placebo at 36 weeks in both improvement in penile curvature (p=0.001) and the PRO Peyronie's disease bother domain (p=0.046) . There was no statistically significant change in mean scores for the PRO penile pain, intercourse discomfort or intercourse constraint domains between XIAFLEX and placebo. XIAFLEX was well-tolerated and the most common treatment related adverse events in the Phase 2b study were consistent with adverse events reported in previous Peyronie's disease trials with XIAFLEX, which included injection site bruising, edema and pain.

On September 3, 2009, The New England Journal of Medicine published data from the pivotal CORD I Phase III clinical trial of XIAFLEX for Dupuytren’s contracture.

On June 29, 2009, the Company announced that it was added to the Russell 3000 and Russell 2000 Indexes. BioSpecifics’ common stock began trading on the Nasdaq Global Market under the ticker BSTC in the beginning of 2009.

Anticipated 2010 Events

  Now that XIAFLEX is commercially available for Dupuytren’s contracture, the Company will start to receive future low double digit royalties as a percentage of world wide net sales, independent of indication, territory, sales volume and seller, as well as a markup on cost of goods sold and other payments.

  Auxilium stated it will meet with the FDA in the second quarter of 2010 to discuss the Peyronie’s disease Phase IIb results and the path forward for the clinical development of XIAFLEX in this indication. Assuming a favorable outcome of this discussion, Auxilium plans to advance XIAFLEX for the treatment of Peyronie’s disease into a Phase III clinical study in the second half of 2010.

  The Company hopes to see XIAFLEX advance in the clinic for other promising lead indications such as frozen shoulder, lipoma and cellulite. BioSpecifics has reported encouraging clinical data for these indications and Auxilium has opted in for the rights to the frozen shoulder indication.

Conference Call

The Company will hold a conference call today, March 10, 2010 at 4:30pm ET, to discuss its fourth quarter and full year 2009 results.

To participate in the call, please dial 800-860-2442 (domestic) or 412-858-4600 (international). The live webcast can be accessed under “Calendar of Events” in the Investor Relations section of the Company’s website at www.biospecifics.com, or you may use the link: http://www.videonewswire.com/event.asp?id=66680.

A replay of the call will be available one hour after the conference ends March 10, 2010 until 9:00am ET on March 17, 2010. To access the replay, please dial 877-344-7529 (domestic) or 412-317-0088 (international) and reference the access code 438486. The archived webcast will be available for 90 days in the Investor Relations section of the BioSpecifics’ website at http://www.biospecifics.com.

About BioSpecifics Technologies Corp.

BioSpecifics Technologies Corp. is a biopharmaceutical company that has developed injectable collagenase for eleven clinical indications, three of which include: Dupuytren's contracture, Peyronie's disease, and frozen shoulder (adhesive capsulitis). Its strategic partner Auxilium has announced the approval of XIAFLEX by the FDA in the U.S. for the treatment of Dupuytren's contracture. Pfizer, Inc. is responsible for marketing XIAFLEX in Europe. More information about the company may be found on its website at www.biospecifics.com.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements, other than statements of historical fact, including statements regarding the company’s strategy, future operations, future financial position, future revenues, projected costs, prospects, plans and objectives of management, its expected revenue growth, and any other statements containing the words "believes", "expects", "anticipates", "plans", "estimates" and similar expressions, are forward-looking statements. There are a number of important factors that could cause its actual results to differ materially from those indicated by such forward-looking statements, including the ability of its partner Auxilium to achieve a successful launch of XIAFLEX for Dupuytren's in the United States, obtain regulatory approval of XIAFLEX™ in the United States for Peyronie's disease and the ability of Pfizer to obtain regulatory approval of XIAFLEX™ in its territory for Dupuytren’s contracture and Peyronie’s disease, which will determine the amount of milestone, royalty and sublicense income payments it may receive; the amount of earn out payments it may receive from DFB Biotech Inc. and its affiliates; whether Auxilium exercises its option under the Company’s license and development agreement for additional indications; the potential benefits of its existing license and development agreements; its estimates regarding expenses, future revenue, capital requirements and needs for additional financing; and other factors identified in the Company’s Form 10-K for the year ended December 31, 2008 and the Form 10-Q for the quarter ended September 30, 2009 and any subsequent reports filed with the SEC. The Company disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

Contact:

Thomas Wegman
President, BioSpecifics Technologies Corp.
516-593-7000

BioSpecifics Technologies Corp.
Consolidated Statements of Operations

	Three months ended		Twelve months ended
	December 31		December 31
	2009	2008	2009	2008
Revenues:	(Unaudited)		(Audited)

Net sales	$2,841	$7,502	$39,035	$37,343
Royalties	415,000	508,099	1,271,597	510,127
Licensing fees	266,281	6,641,281	1,565,125	7,440,125
Consulting fees	70,000	70,000	280,000	424,185
Total Revenues	754,122	7,226,882	3,155,757	8,411,780

Costs and expenses:
Research and development	135,663	179,479	488,646	439,919
General and administrative	1,347,678	1,350,706	4,832,019	4,191,052
Total costs and expenses	1,483,341	1,530,185	5,320,665	4,630,971

Operating income (loss)	(729,219)	5,696,697	(2,164,908)	3,780,809
Other income (expense):
Interest Income	27,008	18,239	55,693	107,552
Interest expense	-	-	(39)	46,529
Other, net	-	-	(8,863)	108,730
	27,008	18,239	46,791	262,811

Income (loss) before income tax	(702,211)	5,714,936	(2,118,117)	4,043,620
Income tax benefit (expense)	161,574	(491,499)	161,574	(299,212)

Net income (loss)	$(540,637)	$5,223,437	$(1,956,543)	$3,744,408

Basic net income (loss) per share	$(0.09)	$0.87	$(0.32)	$0.64

Diluted net income (loss) per share	$(0.09)	$0.75	$(0.32)	$0.55

Shares used in computation of basic net income (loss) per share	6,159,823	6,007,736	6,065,939	5,854,836

Shares used in computation of diluted net income (loss) per share	6,159,823	6,989,811	6,065,939	6,836,911

BioSpecifics Technologies Corp.
Selected Consolidated Balance Sheet Data
(Unaudited)

	December 31
	2009	2008
	$	$
Cash and cash equivalents	3,950,389	3,494,150
Short term investments	4,548,541	900,000
Accounts and income tax receivable, net	1,712,220	6,952,781
Working capital	5,768,760	9,422,245
Total assets	11,748,478	12,831,361
Long-term liabilities	1,150,721	4,660,427
Total stockholders' equity	6,092,107	6,178,539